`Exhibit 99.1

Hawthorn Bancshares Reports Second Quarter 2018 Financial Results

Jefferson City, Mo. — July 30, 2018 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended June 30, 2018.

Net income for the current quarter was $2.9 million, or $0.48 per diluted common share, compared to net income of $2.1 million, or $0.35 per diluted common share, for the linked quarter ended March 31, 2018 and net income of $1.9 million, or $0.32 per diluted common share for the quarter ended June 30, 2017.  Net income for the six months ended June 30, 2018 was $5.0 million, or $0.83 per diluted common share, compared to $4.0 million, or $0.66 per diluted common share for the six months ended June 30, 2017.

The year-to-date annualized return on average common equity for the current year was 11.00% and the annualized return on average assets was 0.70% compared to 8.65% and 0.61%, respectively, for the prior year.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported earnings per diluted common share for the current quarter of $0.48, which was an increase of $0.13, or 37.1% over the linked quarter, and an increase of $0.16, or 50.0% over the prior year quarter.  Year-to-date net income has increased $1.0 million or 24.3% over the prior year-to-date level.  These increases have resulted primarily from continued loan growth and the positive impact of the lower corporate income tax rate for 2018 enacted by the Tax Cuts and Jobs Act (the “Tax Act”).  Gross loans increased $9.9 million, or 0.9% from the linked quarter-end, $59.2 million, or 5.7%, from the prior year quarter-end, and they have increased $229.1 million, or 26.5%, since year-end 2015. This growth was accomplished without a deterioration in credit quality as nonperforming loans to total loans improved from 1.19% at 12/31/15 to 0.94% at 6/30/18. Our current year-to-date net interest margin of 3.27% continues to be squeezed by increased interest expense during the recent rising interest rate environment although the decline has slowed to just 2 basis points from the prior linked quarter compared to the 22 basis points decline since the prior year quarter. Non-interest income of $2.5 million for the current quarter was $0.2 million above the prior linked quarter and $0.4 million higher than the prior year quarter.  Non-interest expense of $9.9 million was $0.4 million lower than the prior linked quarter and $0.2 million higher than the prior year quarter.  Year-to-date non-interest expense of $20.2 million was $1.2 million, or 6.0%, higher than the prior year-to-date level. This increase over the prior year includes an increase in salaries and benefits of $1.1 million, or 10.2%, due to bonuses of $1,000 for full-time staff and $500 for part-time staff paid in the first quarter 2018 as a result of the benefits accruing from the enactment of the Tax Act; annual cost of living increases averaging 3%; and higher medical and pension benefit costs.  As of June 30, 2018, we have been able to reduce our full-time equivalent head count by 13, or approximately 4%, since December 31, 2017.  The cost savings from this reduction will be more fully realized during the remainder of this year. While this is certainly positive, we understand that additional initiatives will be required to narrow the gap between our efficiency ratio and that of our peers.”

Net Interest Income

Net interest income for the quarter ended June 30, 2018 was $11.0 million compared to $10.8 million for the prior linked quarter and $10.8 million for the prior year quarter. Year-to-date 2018 net interest income of $21.8 million was $0.5 million, or 2.2%, higher than the prior year-to-date amount of $21.3 million. The increase in net interest income from the prior year was primarily due to an increase in average loans of $73.2 million, or 7.3%. The year-to-date net interest margin of 3.27% declined 2 basis points from the prior linked quarter and 22 basis points from the prior year.  These decreases are primarily due to the cost of average interest bearing liabilities increasing faster than the yield on average earning assets.  The majority of these increased funding costs has occurred in our most stable funding base of average total deposits, which have grown by $111.8 million, or 10.7%, from the prior year.

Non-Interest Income and Expense

Non-interest income for the quarter ended June 30, 2018 was $2.5 million compared to $2.3 million for the prior linked quarter ended March 31, 2018 and $2.1 million for the prior year quarter ended June 30, 2017.  The net increase from the prior year quarter was primarily due to an increase of $0.2 million in combined real estate loan income and $0.1 million of securities gains recognized in the current quarter.  Non-interest income for the six months ended June 30, 2018 was $4.8 million, a $0.3 million increase, or 6.2%, over the prior year-to-date level of $4.5 million.  Contributing to this increase was additional service charge income of $0.1 million and securities gains of $0.2 million.

Non-interest expense was $9.9 million for the quarter ended June 30, 2018, compared to $10.3 million for the prior linked quarter and $9.7 million for the prior year quarter ended June 30, 2017. The $0.4 million decrease from the prior linked quarter was primarily due to a $0.2 million reduction in salaries and benefits resulting from the bonuses paid to all staff in the prior linked quarter resulting from the enactment of the Tax Act.  Non-interest expense for the six months ended June 30, 2018 was $20.2 million, an increase of $1.1 million, or 6.0%, from the six months ended June 30, 2017.  The majority of this increase was caused by salaries and benefits increasing $1.1 million, or 10.2%, from the prior year-to-date to the current year-to-date.  These compensation costs increased due to the aforementioned bonuses paid to all staff resulting from the Tax Act lowering corporate income tax rates; annual cost of living increases; and higher medical and pension benefit costs.

Allowance for Loan Losses

The Company’s level of non-performing loans at June 30, 2018 was 0.94% of total loans compared to 1.00% at December 31, 2017 and 0.97% at June 30, 2017. For the six months ended June 30, 2018, the Company recorded net charge-offs of $390,000, or 0.04% of average loans, compared to net charge-offs of $21,000 for the six months ended June 30, 2017.  The allowance for loan losses at June 30, 2018 was $11.2 million, or 1.02% of outstanding loans, 108.93% of non-performing loans and 176.48% of nonperforming loans when excluding accruing TDR’s. At December 31, 2017, the allowance for loan losses was $10.9 million, or 1.02% of outstanding loans, 101.57% of non-performing loans and 180.87% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2018.

Financial Condition

Comparing June 30, 2018 balances with December 31, 2017, total assets increased $19.4 million to $1.5 billion. This asset growth was primarily due to an increase in gross loans of $25.8 million, or 2.4%, partially offset by a decrease in cash and cash equivalents of $12.1 million. Total deposits increased $57.6 million, or 5.1%, to $1.2 billion while FHLB advances and other borrowings decreased $47.1 million to $74.3 million at June 30, 2018. Stockholders’ equity at June 30, 2018 was $93.1 million, or 6.4% of total assets. The total risk based capital ratio of 13.41% and the leverage ratio of 9.09% at June 30, 2018, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

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About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the estimated effects of the Tax Act. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause the Company's estimated effects of the Tax Act to differ materially include, but are not limited to, changes in interpretations and assumptions the Company has made with respect to the anticipated effects of the Tax Act, federal tax regulations and guidance that may be issued by the U.S. Department of Treasury and future actions by the Company resulting from the Tax Act. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.

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